Exhibit 2.3

STOCKHOLDER LOCK-UP AGREEMENT

February 22, 2004

Credence Systems Corporation

1431 California Circle

Milpitas, CA 95035

Attention: Byron Milstead, General Counsel

Ladies and Gentlemen:

Pursuant to the terms of an Agreement and Plan of Reorganization dated as of the date hereof (the “Merger Agreement”) by and among Credence Systems Corporation (“Parent”), Cataline Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and NPTest Holding Corporation (“NPTest Holding”), the undersigned will receive cash and shares of Parent Non-Voting Convertible Stock, $0.001 par value per share, of Parent (the “Shares”), in exchange for shares of common stock of NPTest Holding owned by the undersigned. In order to induce Parent to enter into the Merger Agreement and in connection with this letter agreement, Parent and NPTest Holding LLC, a Delaware limited liability company (the “Stockholder”), are entering into a Registration Rights Agreement (the “Registration Rights Agreement”), each of Parent and the Stockholder hereby agrees as follows:

1. At any time on and after the Closing Date and not withstanding anything herein to the contrary, the Stockholder shall be entitled to Transfer (as defined in Section 2 hereof) any or all of the Shares pursuant to a Piggyback Registration (as defined in the Registration Rights Agreement) in accordance with the terms and conditions thereof.

2. Until the date that is two (2) days following the date Parent first releases the combined financial results of Parent and Company following the Closing (as that term is defined in the Merger Agreement) (the “Initial Release Date”), the Stockholder will not sell, offer to sell, contract to sell, sell any option or contract for the sale or purchase of, lend, enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of, or otherwise dispose of (collectively, “Transfer”) any Shares, other than pursuant to a Piggyback Registration.

3. From the Initial Release Date until the date that is two (2) days following the date the Parent releases its financial results for the fiscal period next following the Initial Release Date (the “Second Release Date”), the Stockholder will not Transfer any Shares unless (i) each such Transfer during that period complies with Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) each such Transfer is pursuant to a Piggyback Registration.

4. Beginning on the Second Release Date and thereafter the Stockholder shall not be subject to any contractual limitation hereunder on its ability to Transfer any Shares.

5. Notwithstanding the foregoing, the undersigned acknowledges and agrees that at all times that the Stockholder remains an “affiliate” (as defined in Rule 405 under the Securities Act) of Parent by virtue of its position on the Board of Directors of Parent, it shall be subject to Parent’s insider trading policy and Section 16 compliance policy.

6. Notwithstanding anything in this letter agreement that may be deemed to the contrary, however, if the undersigned is a limited liability company or partnership, the undersigned shall not be restricted from distributing any or all of the Shares to its members or partners (or to partners, members or other equityholders of those partners), each of whom shall agree to be similarly bound during the periods ending on the Initial Release Date and the Second Release Date, provided that, during such periods, those distributed Shares (together with any

Shares Transferred by the Stockholder during any such period) shall be aggregated to determine compliance with Rule 144 whether or not aggregation would be otherwise required under Rule 144 for purposes of this letter agreement.

7. The undersigned acknowledges that Parent may impose stock transfer restrictions on the Shares (including placing legends on the Shares indicating that such Shares are subject to this Agreement) to enforce the provisions of this Agreement to the extent that restrictions exist under the Securities Act and that the restrictions imposed by this Agreement are in addition to any other restrictions imposed on the Transfer of the Shares pursuant to any other agreement in effect between Parent and the undersigned or pursuant to applicable law; provided that, if any Shares cease to be subject to any restrictions on Transfer under the Securities Act, upon the written request of the Stockholder and the submission of evidence reasonably satisfactory to Parent of that fact, Parent shall issue to the Stockholder a new certificate evidencing those Shares without any legend or stock transfer restriction that may have been placed thereon.

8. Parent hereby agrees to publicly announce and release the combined financial results of Parent and Company following the Closing on or around the date(s) that it has customarily done so in respect of the financial results of Parent for the corresponding fiscal period(s) in prior years.

9. This letter agreement shall terminate and be of no further force or effect on and after any date that the Merger Agreement is terminated in accordance with its terms, and such termination shall be without any liability or obligation hereunder on the part of any party hereto.

10. Article 8 of the Merger Agreement is hereby incorporated by reference, mutatis mutandis, into this letter agreement.

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If the above reflects our agreement with you, please sign in the place indicated below.

NPTEST HOLDING, LLC

By:	Francisco Partners GP, LLC, as its Managing Member

By:

Name:
Title:

ACCEPTED AND AGREED TO:

CREDENCE SYSTEMS CORPORATION

By:

Name:	Graham J. Siddall
Title:	Chairman and Chief Executive Officer

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